Investor Contact:	David Morimoto	Media Contact:	Cedric Yamanaka
	SVP & Treasurer		Public Relations/Communications Manager
	(808) 544-0627		(808) 544-6898
	investor@centralpacificbank.com		cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. EXPECTS RETURN TO PROFITABILITY IN
THIRD QUARTER 2008 WITH NET INCOME OF $2.2 MILLION TO $3.2 MILLION

HONOLULU, October 15, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, expects to report net income of approximately $2.2 million to $3.2 million, or approximately $0.08 to $0.11 per diluted share for the third quarter of 2008, compared to a net loss of ($146.3) million, or ($5.10) per diluted share in the second quarter of 2008.  The earnings estimate includes credit costs of approximately $22 million to $24 million for the third quarter of 2008, compared to credit costs of $116.1 million and a non-cash goodwill impairment charge of $94.3 million in the second quarter of 2008.  The Company does not expect to record a goodwill impairment charge for the third quarter of 2008.

CPF’s return to profitability in the third quarter of 2008 reflects the Company’s strategy of aggressively reducing its exposure to the troubled California residential construction market.  As previously reported, in July 2008 the Company successfully reduced its exposure to this sector by selling assets with a combined carrying amount of $44.2 million.  The Company had previously written these assets down to their sales price in the second quarter of 2008, resulting in no impact on earnings in the third quarter of 2008.

In addition to a decrease in credit costs from the second quarter of 2008, the Company also expects to report a sequential quarter decrease in net loan charge-offs and nonperforming assets.  The Company anticipates net loan charge-offs for the third quarter of 2008 to be approximately $8 million to $9 million compared to $73.9 million in the second quarter of 2008.  The Company also expects to report nonperforming assets of approximately $130 million to $135 million at September 30, 2008 compared to $145.9 million at June 30, 2008.  The Company expects the allowance for loan and lease losses as a percentage of total loans to be approximately 2.40% to 2.50% at September 30, 2008 compared to 2.11% at June 30, 2008.

Besides reporting its expectation of net income and credit costs for the third quarter of 2008, the Company also reported that it does not hold, directly or indirectly, any common stock, preferred stock or subordinated debt of Fannie Mae or Freddie Mac, nor does it have any investment exposure to other financial companies.

“Despite the turmoil and uncertainty in the financial markets, the fundamentals and overall safety and soundness of our bank remain strong and we believe we are well positioned to meet the needs of our customers during these challenging times,” stated Ronald K. Migita, Chairman, President & Chief Executive Officer.  “We remain committed to investing in and growing our core Hawaii operations and improving our asset quality.”

Third Quarter Earnings Release
CPF will release its third quarter earnings before the market opens on Friday, October 31, 2008.  Management will host a conference call at 1:00 p.m. ET the same day to review the results.  To participate in the conference call, please visit the investor relations page of the Company’s website at http://investor.centralpacificbank.com.

Central Pacific Financial Corp. is the third largest financial institution in Hawaii with more than $5.5 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branch offices and more than 95 ATMs throughout Hawaii.  For additional information, please visit our website at http://www.centralpacificbank.com.

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and other markets in which we do business; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and trading of the company’s stock.  For further information on factors which could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

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